PURCHASE AGREEMENT

The RBB Fund, Inc., a Maryland corporation (the “Company”), and Summit Global Investments, LLC, a Utah limited liability company (“SGI”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers SGI and SGI hereby purchases one (1) share (the “Share”) of the SGI Enhanced Nasdaq-100 ETF (par value $.001 per Share) (the “Fund”) at price per Share equivalent to the net asset value per Share of the Fund as determined on June 7, 2024.

2.  The Company hereby acknowledges receipt from SGI of funds in the amount of $25 in full payment for the Share.

3.  SGI represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of June 7, 2024.

THE RBB FUND, INC.

By:	/s/ Steven Plump
Name:	Steven Plump
Title:	President

SUMMIT GLOBAL INVESTMENTS, LLC

By:	/s/ David Harden
Name:	David Harden
Title:	President